CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-14213 on Form N-1A of our reports dated December 17, 2024, relating to the financial statements and financial highlights of Balanced Fund, Growth Fund, Heritage Fund, Large Cap Equity Fund (formerly Sustainable Equity Fund), Select Fund, Small Cap Growth Fund, and Ultra® Fund, each a series of American Century Mutual Funds, Inc., appearing in Form N-CSR of American Century Mutual Funds, Inc., for the year ended October 31, 2024, and to the references to us under the headings “Financial Highlights” in each of the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
February 27, 2025